Exhibit 10.10

March 1, 2019

Mr. Scott Leff
(delivered electronically)

Re: Offer of Employment
Dear Scott

On behalf of Dorman Products, Inc. (the ·company"), it is with great pleasure that I extend this offer of employment to you. Please know that this offer is contingent upon execution of the enclosed non-competition and confidentiality agreement. As previously discussed, below are the significant aspects of the offer.
1.Title
Your official title will be Senior Vice President Human Resources. Your employment is ··at will", the same relationship that all employees have with the Company.
2.Reporting Relationship
You will report directly to Kevin Olsen, President & Chief Executive Officer.

3.Compensation
Your salary will be $350.000 on an annual basis and paid bi-weekly.
4.Annual Incentive Bonus and Long Term Incentive Program

You will participate in both our Annual (cash} and Long Term (equity) Incentive Programs both targeted at 40% of your base salary. You will be eligible to fully partic1apate in our annual incentive bonus for 2019, pro-rated based on your date of hire. You will be eligible to participate in the Long Term Incentive Program starting in 2020. Your cash bonus will be paid during the course of your employment in accordance with and subject to Company policy all equity granted under the Long Term Incentive Program will be in accordance with, and subject to the terms of the Company's 2018 Stock Option and Stock Incentive Plan and other applicable Company policies.

5.Benefits
You will participate in Dorman·s benefits program beginning on the first day of the month after 60 days of employment. Dorman will reimburse you for the cost of your COBRA coverage in an amount not to exceed the amount that a full-time Dorman contributor would pay for similar healthcare coverage until such time as you are eligible to receive healthcare benefits from Dorman.
A separate attachment details these benefits, but in summary they include·
•Medical, Dental, & Vision Insurance
•401 (k) Plan with Profit Sharing and Match
•Short and long term disability insurance
•Life Insurance
•Tuition Reimbursement

6.Grant of Equity
You will receive a one-time equity grant of time-based restricted stock valued at $250,000 based on the closing price of the Company's common stock. on your start date. (the "Date of Grant"). The time-based restricted stock will vest 25% per year beginning on the first anniversary of the Dale of Grant; All equity granted will be in accordance with, and subject to the terms of the Company's 2018 Stock Option and Stock Incentive Plan and other applicable Company policies and is subject to Board approval.

7.Bonus
You will receive a one-time lump sum payment in the amount of $50,000.00 subject to applicable federal, state, and local payroll withholding taxes. Should you terminate for cause or voluntarily resign within 24 months of the receipt of this one-time lump-sum payment. you will be required to reimburse the Company on a pro-rata basis.

8, Vacation

You will be eligible to receive 20 days of vacation each year

9. Start Date
We will work together to come to a mutually acceptable start date.
Scott, we are all very excited about having you as a member of the Dorman Team. If you accept our offer. please sign and accept below. We look forward to the contributions your talent and experience will bring to Dorman. Congratulations!

Sincerely,

/s/ Kevin Olsen
Kevin Olsen
President and CEO

Accepted by: /s/ Scott Leff                 Date:    March 4, 2019
Scott Leff